Exhibit 99.1

NEWS

QWEST REPORTS THIRD QUARTER 2008 RESULTS

Unaudited (in millions, except per share amounts)

	Q3 2008	Q2 2008	Seq. Change	Q3 2007	Y-over-Y Change
Operating Revenue	$3,379	$3,382	0%	$3,434	(2)%
Income (Loss) before Income Taxes	229	311	(26)%	(84)	nm
Net Income	151	188	(20)%	2,065	(93)%
Net Income per Diluted Share	0.09	0.11	(18)%	1.08	(92)%

•                  Business revenue grows 7 percent year over year

•                  Total data, Internet and video revenue increases 10 percent

•                  61,000 high-speed Internet customers added in the quarter

•                  Migration to Verizon Wireless under way

•                  FTTN build-out reaches more than 1.5 million potential customers

•                  Staffing actions to reduce operating expenses

•                  Adjusted free cash flow(a) of $330 million in the quarter

DENVER, Oct. 29, 2008 — Qwest Communications International Inc. (NYSE: Q) today reported operating results for the third quarter of 2008.  Net income was $151 million, or $0.09 per diluted share, in the quarter.  This compares to net income of $2.1 billion, or $1.08 per diluted share, during the same period in 2007. The year-ago period results included a one-time tax benefit of $2.1 billion and a $353 million charge for legal matters. The current quarter net income includes a charge of $63 million for severance and a lease restructuring benefit of $33 million. For the quarter, Qwest reported total revenue of $3.4 billion, a decline of 2 percent year over year but flat with the second quarter of 2008. Adjusted EBITDA(a) for the quarter was $1.08 billion compared to $1.15 billion in the prior year and $1.14 billion in the second quarter of 2008.

In the third quarter, the company reported a solid increase in high-speed Internet customers and steady gains in DirecTV video subscribers. The fiber to the node (FTTN) build-out has been extended to more than 1.5 million potential customers and is on pace to meet the year-end build-out target of 1.8 million potential customers.  Starting in August, Qwest began transitioning its stand-alone wireless customer base to Verizon

(a) See attachment E for Non-GAAP Reconciliation for EBITDA, EBITDA Margins, Adjusted EBITDA, Adjusted EBITDA Margins, Net Debt and Adjusted Free Cash Flow

Wireless, and earlier this month, the company began offering combined billing to facilitate the migration of Qwest’s wireless base with bundled services.

Through a series of actions, the company expects to reduce its workforce during the fourth quarter by approximately 1,200, or a little more than 3 percent of the total workforce as of the end of the third quarter.

“In the quarter, our financial results were again mixed,” said Edward A. Mueller, Qwest’s chairman and CEO. “We are pleased with the rebound in broadband sales in the quarter, and our Business Markets reported a strong top-line.  We also produced solid free cash flow. However, our margins were impacted by fewer consumer access lines and a less profitable revenue mix.  Reflecting our cautious outlook on the near-term direction of the economy, we have taken a number of steps to keep our costs aligned with customer demand and maintain maximum financial strength and flexibility.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported strong growth in data, Internet and video services, which was offset by continued pressure on voice services and the initial effects of the migration to a net revenue model for wireless.  Customer demand for data services across all business segments contributed to 10 percent year-over-year growth in total data, Internet and video services revenue.  Sequentially, data, Internet and video revenue grew by 4 percent on the strength of Business and Wholesale results.  Total voice services revenue of $1.8 billion declined 8 percent year over year and continued to be impacted by increased wireless substitution, cable competition and deteriorating economic trends. At the end of the third quarter, total access lines were 11.9 million – a decline of 8.9 percent compared to the third quarter of 2007.

Expenses

Normalized operating expenses of $2.9 billion in the third quarter were flat compared to the third quarter of 2007.  Sequentially, adjusted operating expenses were higher by 3 percent due to increased business equipment costs associated with higher data integration revenue and an increase in bad debt expense.

Net Income

Net income for the quarter was $151 million compared to $188 million in the previous quarter and $2.1 billion in the year-ago quarter.  Sequentially, net income declined due to lower operating results partially offset by a one-time other income benefit. The difference in year-over-year net income is largely the result of the reversal of the valuation allowance against deferred tax assets in 2007.

2

SEGMENT RESULTS

Business Markets

In the third quarter, Business Markets reported revenue of $1.0 billion, up 7 percent year over year and 3 percent sequentially. Qwest’s strategic product revenue, which includes components of data and Internet services, increased 39 percent year over year and now represents one-third of total Business revenue. Sequentially, strategic product revenue improved by 11 percent on stronger data integration and iQ Networking™ sales. In the third quarter, Qwest achieved good success in securing new business under the federal government’s Networx program. Recent wins include the Department of Veterans Affairs, NASA and GSA.

Segment income declined by 5 percent sequentially and 6 percent year over year.  Profitability was impacted by product mix, higher selling costs and increased bad debt expense following adjustments benefiting prior periods. Segment margin was 35.6 percent in the quarter compared to 40.6 percent a year ago and 38.8 percent in the second quarter.

Mass Markets

Mass Markets third quarter revenue was $1.4 billion, a 5 percent decline compared to the prior year and a 2 percent decline compared to the second quarter.  Excluding wireless, revenue declined 4 percent year over year and 1 percent sequentially. Voice services revenue declined 9 percent compared to the prior year and 2 percent sequentially due to lower access lines. The launch of wireless customer migration efforts impacted wireless service revenue, which declined 15 percent year over year and 6 percent compared to the second quarter. This rate of decline is expected to accelerate in upcoming quarters. Data, Internet and video revenue improved 12 percent compared to the third quarter of 2007 and 1 percent sequentially.

Net broadband subscribers increased by 61,000 in the quarter with nearly 40,000 subscribers purchasing services over Qwest’s FTTN network.  The company continues to see strong demand for higher speed services with the majority of FTTN customers opting for connection speeds of 7Mbps or higher.  Video subscribers increased by 39,000 during the quarter resulting in total video subscribers of 761,000.  Wireless subscribers fell by 45,000 due, in part, to migration efforts. At the end of the third quarter, Mass Markets access lines were 8.0 million, a decline of 9.7 percent from the year-ago period.

Mass Markets segment income declined by 7 percent sequentially and 5 percent compared to the year-ago period.  Segment income margin of 47.2 percent fell from 49.9 percent in the second quarter and was flat compared to the year-ago period. In addition to the effects of on-going access line losses, the third quarter margin also reflects sequential increases in marketing and bad debt expense offset by lower wireless operating costs.

3

Wholesale Markets

Third quarter revenue in Wholesale Markets was $815 million, a decline of 5 percent year over year as a result of local access line erosion and lower long-distance voice revenue.  Sequentially, revenue declined by 1 percent as results in data and Internet revenue partially offset voice services revenue declines.

Segment income declined by 6 percent compared to the third quarter of 2007 and 2 percent from the previous quarter.  Segment income margin of 56.9 percent was down slightly from 57.4 percent in the previous quarter and 57.0 percent in the year ago quarter.

CASH FLOW, CAPITAL SPENDING AND INTEREST

Adjusted free cash flow for the quarter was $330 million, which was in-line with results from the same period in 2007.  Adjusted free cash flow in the period excludes a net federal income tax payment of $70 million that settles a claim covering the period from 1998 to 2001. Total capital investment for the quarter was $466 million, up from $420 million in the prior-year quarter.  Year-to-date capital spending of $1.4 billion is up approximately $250 million from the same period in 2007 largely as a result of the planned FTTN build.

Interest expense declined 7 percent year over year as a result of lower effective interest rates and lower total gross debt during the last twelve months.

BALANCE SHEET

Total gross debt declined by $166 million during the quarter to $14.1 billion while cash and investments were $719 million at the end of the period. Net debt of $13.3 billion was essentially flat to the prior quarter. The ratio of net debt to annualized adjusted EBITDA for the quarter was approximately 3.0.

RETURNS TO SHAREHOLDERS

On Oct. 16, 2008, Qwest’s board of directors declared an $0.08 per share dividend payable on Dec. 5, 2008, to holders of record as of Nov. 14, 2008.  With this payment, the company will have provided approximately $560 million in dividends and purchased more than $400 million of its common stock in the open market for the full year 2008. The company has approximately $200 million remaining under a $2 billion share repurchase authorization. In light of current credit market conditions, the board of directors has extended the timeframe to complete this buyback, which was originally scheduled to expire in the fourth quarter.

4

GUIDANCE

Qwest expects full year 2008 results to be at the low end of previously announced guidance, which called for full year consolidated revenues to decline by up to 2.5 percent, adjusted EBITDA to decline by 1 to 2 percent, adjusted free cash flow to be between $1.5 and $1.6 billion and capital expenditures to be approximately $1.8 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class Spirit of Service to meet their communications and entertainment needs. For residential customers, Qwest’s powerful combination of award-winning high-speed Internet, home and wireless voice solutions and digital TV includes a new generation of fiber-optic Internet services. Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses and government agencies. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com

5

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in millions except per share amounts, shares in thousands)

Operating revenue	$3,379	$3,434	(1.6)%	$10,160	$10,343	(1.8)%
Operating expenses (1):
Cost of sales (exclusive of depreciation and amortization)	1,228	1,168	5.1%	3,549	3,508	1.2%
Selling	571	544	5.0%	1,643	1,601	2.6%
General, administrative and other operating	527	924	(43.0)%	1,677	2,156	(22.2)%
Depreciation and amortization	599	619	(3.2)%	1,753	1,846	(5.0)%
Total operating expenses	2,925	3,255	(10.1)%	8,622	9,111	(5.4)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	252	272	(7.4)%	770	828	(7.0)%
Other—net	(27)	(9)	200.0%	(28)	—	nm
Total other expense (income)—net	225	263	(14.4)%	742	828	(10.4)%

Income (loss) before income taxes	229	(84)	nm	796	404	97.0%
Income tax (expense) benefit	(78)	2,149	nm	(300)	2,147	nm
Net income	$151	$2,065	123.0%	$496	$2,551	111.3%

Earnings per share:
Basic	$0.09	$1.14	(92.1)%	$0.29	$1.39	(79.1)%
Diluted	$0.09	$1.08	(91.7)%	$0.28	$1.31	(78.6)%

Weighted average shares outstanding:
Basic	1,713,127	1,818,683	(5.8)%	1,739,441	1,841,474	(5.5)%
Diluted	1,720,538	1,916,478	(10.2)%	1,748,136	1,942,152	(10.0)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior period expenses in our condensed consolidated statements of operations have been reclassified. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2008	2007
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$586	$902
Other	2,380	2,671
Total current assets	2,966	3,573
Property, plant and equipment—net and other	18,273	18,959
Total assets	$21,239	$22,532

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term borrowings	$1,240	$601
Accounts payable and other	2,937	3,608
Total current liabilities	4,177	4,209
Long-term borrowings—net	12,815	13,650
Other	3,901	4,110
Total liabilities	20,893	21,969
Stockholders’ equity	346	563
Total liabilities and stockholders’ equity	$21,239	$22,532

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2008	2007
	(Dollars in millions)

Cash provided by operating activities	$2,023	$2,126
Cash used for investing activities	(1,343)	(1,023)
Cash used for financing activities	(996)	(1,225)
Decrease in cash and cash equivalents	$(316)	$(122)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended
	September 30,
	2008	2007	% Change
	(Dollars in millions)
Operating revenue (1):
Segment revenue:
Business markets:
Voice services	$366	$375	(2.4)%
Data and Internet services	681	603	12.9%
Total business markets	1,047	978	7.1%
Mass markets:
Voice services	967	1,057	(8.5)%
Data, Internet and video services	341	305	11.8%
Wireless services	117	137	(14.6)%
Total mass markets	1,425	1,499	(4.9)%
Wholesale markets:
Voice services	433	490	(11.6)%
Data and Internet services	382	371	3.0%
Total wholesale markets	815	861	(5.3)%
Total segment operating revenue	3,287	3,338	(1.0)%
Other revenue (primarily USF surcharges)	92	96	(4.2)%
Total operating revenue	$3,379	$3,434	(1.6)%
Segment margins (1):
Business markets	35.6%	40.6%
Mass markets	47.2%	47.3%
Wholesale markets	56.9%	57.0%

Capital expenditures (2):	$466	$420	11.0%

	As of September 30,
	2008	2007	% Change
	(Amounts in thousands,
	except for employees)
Operating metrics:
Total employees	34,656	37,026	(6.4)%

Access lines (1):
Business markets	2,687	2,817	(4.6)%
Mass markets	8,015	8,877	(9.7)%
Wholesale markets (3)	1,167	1,338	(12.8)%
Total access lines	11,869	13,032	(8.9)%

Mass markets connections:
Access lines (1):
Consumer primary lines	6,134	6,860	(10.6)%
Consumer additional lines	573	686	(16.5)%
Small business lines	1,308	1,331	(1.7)%
Total access lines	8,015	8,877	(9.7)%
Other connections:
Broadband subscribers (4)	2,793	2,516	11.0%
Video subscribers (4)	761	605	25.8%
Wireless subscribers	766	819	—%
Total other connections	4,320	3,940	11.0%
Total mass markets connections	12,335	12,817	(3.8)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended
	September 30,
	2008	2007	% Change
Consumer ARPU (in dollars) (5):	$56	$53	6.0%
Wholesale minutes of use from carriers and CLECs (in millions)	9,770	10,635	(8.1)%

(1) During the first quarter of 2008, we changed our segments. Our new segments are business markets, mass markets and wholesale markets. We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments. We have adjusted all prior period revenue amounts to conform to the current period presentation. We have also adjusted access line amounts to conform to this new presentation.

Segment margin represents segment income as as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(4) Broadband and video subscribers include certain business markets customers.

(5) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from voice services, data, Internet and video services, in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP. During the first quarter of 2008, we revised the consumer ARPU calculation to exclude Universal Service Fund revenue, which was previously reported in voice services revenue. This change is consistent with our current presentation of segment revenue described above. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenue	$3,379	$3,434	$10,160	$10,343
Cost of sales (exclusive of depreciation and amortization)	(1,228)	(1,168)	(3,549)	(3,508)
Selling expenses	(571)	(544)	(1,643)	(1,601)
General, administrative and other operating expenses	(527)	(924)	(1,677)	(2,156)
EBITDA (1)	$1,053	$798	$3,291	$3,078

EBITDA—as adjusted (2):	$1,083	$1,151	$3,366	$3,471
Less: Legal reserve	—	(353)	(40)	(393)
Less: Property tax settlement	—	—	40	—
Less: Realignment, severance and related costs	(30)	—	(75)	—

EBITDA (1):	1,053	798	3,291	3,078
Depreciation and amortization	(599)	(619)	(1,753)	(1,846)
Total other expense (income)—net	(225)	(263)	(742)	(828)
Income tax (expense) benefit	(78)	2,149	(300)	2,147
Net income	$151	$2,065	$496	$2,551

EBITDA margin—as adjusted (2):
EBITDA—as adjusted	$1,083	$1,151	$3,366	$3,471
Divided by total operating revenue	$3,379	$3,434	$10,160	$10,343
EBITDA margin—as adjusted	32.1%	33.5%	33.1%	33.6%

EBITDA margin (1):
EBITDA	$1,053	$798	$3,291	$3,078
Divided by total operating revenue	$3,379	$3,434	$10,160	$10,343
EBITDA margin	31.2%	23.2%	32.4%	29.8%

Free cash flow from operations (3):
Cash provided by operating activities	$726	$753	$2,023	$2,126
Less: expenditures for property, plant and equipment and capitalized software	(466)	(420)	(1,416)	(1,164)
Free cash flow from operations	260	333	607	962
Add: certain one-time settlement payments	70	—	239	200
Adjusted free cash flow from operations	$330	$333	$846	$1,162

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	As of September 30
	2008	2007
	(Dollars in millions)

Net debt (4):
Current portion of long-term borrowings	$1,240	$1,727
Long—term borrowings–net	12,815	12,779
Total borrowings–net	14,055	14,506
Less: cash and cash equivalents	(586)	(1,119)
Less: short—term investments	(22)	—
Less: long—term investments	(111)	(119)
Net debt	$13,336	$13,268

Ratio of net debt to EBITDA—adjusted (5):
Total net debt	$13,336	$13,268
Divided by annualized EBITDA—as adjusted	$4,503	$4,551
Ratio of net debt to EBITDA—adjusted	3.0	2.9

(1) EBITDA and EBITDA margin are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2008, information to reconcile this non-GAAP financial measure is not available at this time.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short- and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to annualized EBITDA is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.